EXHIBIT 10.29

ROBERT L. LONG

CHIEF EXECUTIVE OFFICER

February __, 2009

[NAME]

Dear [NAME]:

Transocean Ltd. (the "Company") hereby grants to you effective as of February 12, 2009 the opportunity to receive up to a target award of ________ deferred units ("Target Award"), and up to a total potential maximum of ________ deferred units ("Contingent Deferred Units") in accordance with the Long-Term Incentive Plan of Transocean Ltd. (the "Plan"). The exact amount of your award will be determined during the first sixty days of 2012 (with the actual date referred to as the "Determination Date") by the Executive Compensation Committee of the Board of Directors (the "Committee") based upon the achievement of certain performance objectives. Please refer to Appendix 1, Terms and Conditions of Employee Contingent Deferred Unit Award, for further details.

You will have a vested right to any deferred units earned as of December 31, 2011, subject to your continued employment through that date or as otherwise contemplated in Appendix 1.

Your Contingent Deferred Units are subject to the terms and conditions set forth in the Plan, the Prospectus for the Plan, any additional terms and conditions set forth in Appendix 1 and any rules and regulations adopted by the Committee.

This award letter and the associated documents, which can be found within the Transocean network at http://www.rigcentral.com/hqs/hr/comp_ben/bonus_plans/ltip.asp, contain the formal terms and conditions of your award.

Being a participant in the Plan means you have an opportunity to earn more and it also means you have certain responsibilities as a key member of our team. For the last several months, we have been focusing on driving a culture of leadership (setting clear expectations and providing regular feedback), compliance (rigorous adherence to the policies and procedures articulated in the Company's Management System and systematic use of the Company's safety tools Think and Start), and accountability (recognizing people for the contributions they make to the Company's success). In order for us to fully develop this culture, it is critical that you model these behaviors yourself and demand them from the people with whom you work. Our ability to create this culture of leadership, compliance, and accountability across our entire organization will ultimately impact our success as a company.

Congratulations on your award.

Very truly yours,

Robert L. Long

Appendix 1

to Award Letter

Terms and Conditions of

Employee Contingent Deferred Unit Award

February 12, 2009 (the "Grant Date")

The contingent award by Transocean Ltd. (the "Company") to you effective as of the Grant Date for the opportunity to, if certain conditions are met, receive deferred units representing a specified number of registered shares, par value 15.00 Swiss francs per share, of the Company ("Shares") is subject to the terms and conditions set forth in the Long-Term Incentive Plan of Transocean Ltd. (the "Plan"), the Prospectus for the Plan, any rules and regulations adopted by the Executive Compensation Committee of the Board of Directors (the "Committee") and any additional terms and conditions set forth in this Appendix 1 (which includes Exhibit A hereto) which form a part of the award letter to you ("Award Letter"). Any terms used in this Appendix 1 and not defined in the Award Letter or this Appendix 1 have the meanings set forth in the Plan. The terms and provisions of this Employee Contingent Deferred Unit Award are governed by the terms of the Plan as amended and restated February 12, 2009, which is subject to approval of the Company's shareholders. If the Company's shareholders fail to approve the Plan as amended and restated, the terms and provisions of this Employee Contingent Deferred Unit Award will be governed by the terms of the Plan in existence prior to the amendment and restatement of February 12, 2009. In the event there is an inconsistency between the terms of the Plan and the Award Letter (including this Appendix 1), the terms of the Plan will control.

For purposes of the Award Letter (including this Appendix 1), the term "Total Potential Deferred Unit Grant" shall mean the total number of potential deferred units that may be issued to you in respect of the achievement of certain performance standards as described herein. A deferred unit is a unit that is, subject to the terms and conditions hereof, equal to one Share of the Company.

1.	Determination of Earned Deferred Units
(a)	Earned Deferred Units

The exact number of deferred units that will actually be earned by and issued to you and subject to the vesting described in the Award Letter (including this Appendix 1) (the "Earned Deferred Units") will be based upon the achievement by the Company of the performance standard described below over the three-year period consisting of the calendar years 2009, 2010 and 2011 (the "Performance Cycle"). The determination by the Committee with respect to the achievement of such performance standard will be made in the first sixty days of 2012 after all necessary Company and peer information is available. The specific date on which such determination is formally made and approved by the Committee is referred to as the "Determination Date". After the Determination Date, the Company will notify you of the number of Earned Deferred Units, if any, to be actually granted to you as Shares. The performance standards and the amount of units out of the Total Potential Deferred Unit Grant which may be earned are based on the Target

Award specified in the Award Letter and the Company's performance on total shareholder return ("TSR") compared against a peer group.

More detailed definitions and the methodology for calculating the Earned Deferred Units are incorporated herein as Exhibit A.

(b)	Committee Determinations

The Committee shall have absolute discretion to determine the number of Earned Deferred Units to which you are entitled, if any, including without limitation such adjustments as may be necessary in the opinion of the Committee to account for changes since the date of the Award Letter. The Committee's determination shall be final, conclusive and binding upon you. You shall not have any right or claim with respect to any units other than Earned Deferred Units to which you become entitled in accordance herewith.

2.	Vesting
(a)	Unless vested on an earlier date as provided in this Appendix 1, the Earned Deferred Units will be vested on December 31, 2011, subject to your continued employment.
(b)

In certain circumstances more particularly described in paragraphs 5 and 7 below, your Earned Deferred Units may vest before this date. In addition, the Committee may accelerate the vesting of all or a portion of your Earned Deferred Units at any time in its discretion.

(c)	You do not need to pay any purchase price for the Earned Deferred Units unless otherwise required in accordance with applicable law.
3.	Restrictions

Until and unless you vest in your Earned Deferred Units and receive a distribution of Shares, you do not own any of the Shares potentially subject to this contingent award and may not attempt to sell, transfer, assign or pledge any such Shares. When Earned Deferred Units are determined after the end of the Performance Cycle, the net shares (total Shares distributable in respect of vested Earned Deferred Units minus any Shares retained by the Company in accordance with the policies and requirements described in paragraph 8) will be delivered on March 15, 2012 in street name to your Charles Schwab & Co. Inc. ("Schwab") brokerage account (or, in the event of your death, to a Schwab brokerage account in the name of your beneficiary under the Plan or to such other brokerage account with another broker retained by the Company if Schwab is no longer retained by the Company). Any Shares distributed to you in respect of vested Earned Deferred Units will be registered in your name and will not be subject to any restrictions. You are required to open an account with Schwab or such other broker. Failure to open and maintain such account and/or follow instructions of the Company in this regard can result in the forfeiture of the Deferred Units.

4.	Dividend Equivalents, Dividends and Voting
(a)

Vested Earned Deferred Units. After the Determination Date, in the event that dividends are paid with respect to Shares, an amount equal to that dividend will be paid to you in respect of any vested Earned Deferred Units for which Shares have not yet been distributed. All dividend equivalents (if any) payable after the Determination Date with respect to your vested Earned Deferred Units will be paid directly to you at the same time dividends are paid with respect to all other Shares of the Company and shall be subject to all applicable withholding taxes. For any non-cash dividends, the Committee may determine in its sole discretion the cash value to be so paid to you in respect of such vested Earned Deferred Units.

(b)

Voting Shares. You will have the right to vote your Shares that have been distributed in respect of any vested Earned Deferred Units. There are no voting rights associated with Deferred Units (including Earned Deferred Units).

(c)	No Other Rights. You shall have no other dividend equivalent, dividend or voting rights with respect to any Deferred Unit.
5.	Termination of Employment
(a)	Termination prior to the end of the Performance Cycle

The terms set out in subsections (i)–(iv) below of this paragraph 5(a) shall apply to the obtainment and vesting of Earned Deferred Units in the event of your death, disability, termination for the convenience of the Company, retirement or other termination of employment prior to the last day of the Performance Cycle.

(i)

Death or Disability. If your employment is terminated by reason of death or disability (as determined by the Committee), you will be entitled to earn a Pro-Rata Earned Award (as defined below). Distribution under paragraph 3 in satisfaction of all such Earned Deferred Units shall be made on March 15, 2012.

(ii)

Convenience of the Company. If your employment is terminated for the convenience of the Company (as determined by the Committee), you will be entitled to earn a Pro-Rata Earned Award. Distribution under paragraph 3 in satisfaction of all such Earned Deferred Units shall be made on March 15, 2012.

(iii)

Retirement. If your employment is terminated by reason of retirement (as defined below), you will be entitled to earn a Pro-Rata Earned Award. Distribution under paragraph 3 in satisfaction of all such Earned Deferred Units shall be made to you on March 15, 2012.

(iv)	Other Termination of Employment. If your employment is terminated prior to the end of the Performance Cycle for any reason other than death,

disability, termination for the convenience of the Company or retirement (as those terms are used herein), you will not be entitled to any Earned Deferred Units.

(b)	Definition of Retirement

Retirement is defined for the purpose of this Appendix 1 as meeting the "Rule of 70", which requires a minimum age of 55, combined with years of service to total 70 or more. If you retire after the age of 55, yet your age and years of service do not lead to at least a combined 70, your termination will be treated as "Other Termination of Employment" described above, unless designated by the Committee in its discretion as a termination for the "Convenience of the Company".

(c)	Definition of Pro-Rata Earned Award

Pro-Rata Earned Award is determined by multiplying the number of Earned Deferred Units which would have otherwise been earned had your employment not been terminated by a fraction, the numerator of which is the number of calendar days you were employed during the Performance Cycle after the Grant Date and the denominator of which is the total number of calendar days in the Performance Cycle after the Grant Date.

(d)	Adjustments by the Committee

The Committee may, in its sole discretion exercised before or after your termination of employment, accelerate the vesting of your right to receive all or any portion of any Earned Deferred Units, distributed on the applicable distribution date under paragraph 3 or paragraph 7(a).

(e)	Committee Determinations

The Committee shall have absolute discretion to determine the date and circumstances of termination of your employment, including without limitation whether as a result of death, disability, convenience of the Company, retirement or any other reason, and its determination shall be final, conclusive and binding upon you.

6.	Beneficiary

You may designate a beneficiary to receive any portion of the Earned Deferred Units that become due to you after your death, and you may change your beneficiary from time to time. Beneficiary designations must be duly executed using the proper form designated by the Human Resources Department and timely filed with the Administrator of the Long-Term Incentive Plan in that department. If you fail to designate a beneficiary, any distribution with respect to Earned Deferred Units due to you under the Plan will be issued to the executor or administrator of your estate in the event of your death.

7.	Change of Control
(a)	Change of Control Prior to Determination Date

Upon the occurrence of a Change of Control, if you are employed by the Company on the date of such Change of Control and the Determination Date has not occurred, you will be entitled to the number of Earned Deferred Units equal to the Target Award, subject to the vesting provisions described in the Award Letter and paragraphs 2, 5 and 7(b). The Shares (or other consideration) shall be issued in satisfaction of the Earned Deferred Units on March 15, 2012.

(b)	Acceleration of Vesting

Notwithstanding the provisions of the Award Letter or paragraphs 2, 5 or 7(b), all of your Earned Deferred Units will vest immediately upon a Change of Control Termination (as defined below) and the Shares (or other consideration) shall be issued in satisfaction of the Earned Deferred Units thirty days after the date of such Change of Control Termination.

(c)	Change of Control Termination

Upon the date of your termination of employment by the Company or any Subsidiary for any reason other than Cause (as defined below) within two years after the date of a Change of Control (a "Change of Control Termination"), the provisions of paragraph 7(b) shall apply.

"Cause" means (1) your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), or (2) your willful engagement in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise. For purposes of clauses (1) and (2) of this definition, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your act, or failure to act, was in the best interest of the Company.

(d)	Section 280G Limitation

Notwithstanding anything in the Award Letter (including this Appendix 1) to the contrary, if all or any portion of the benefits provided hereunder, either alone or together with other payments and benefits received or to be received from the Company or any affiliate or successor, would constitute a "parachute payment", as such term is defined in Section 280G(b)(2) of the U.S. Internal Revenue Code of 1986 (the "Code"), and the amount of the parachute payment, reduced by all U.S. federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Code Section 4999, is less than the amount you would receive if you were paid three times your "base amount", as defined in Code Section 280G(b)(3), less one dollar, reduced by all U.S. federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount less one dollar, and such reduction shall be made to those amounts that provide you with the best economic benefit (and to the extent any payments are economically equivalent, each shall be reduced pro rata), which may include, without limitation and to the extent necessary, a reduction to the award or vesting of Earned Deferred Units in order that this limitation not be exceeded; provided, however, that this paragraph 7(d) shall be superseded in its entirety by (i) any contrary treatment of parachute payments to which you have agreed in writing prior to the Change of Control pursuant to any other plan, program or agreement, or (ii) any more favorable treatment of the excise tax on parachute payments extended to you by the Company or its affiliates pursuant to any other plan, program or agreement.

8.	Income Tax Withholding
(a)

You should consult the Long-Term Incentive Plan Prospectus for a general summary of the U.S. federal income tax consequences to you and, if applicable, the Swiss tax consequences to you, upon the grant and/or vesting of the Earned Deferred Units based on currently applicable provisions of the Code, related regulations and Swiss tax rules. The summary does not discuss state and local tax laws or the laws of any other jurisdictions, which may differ from U.S. federal tax law and Swiss tax rules. For these reasons, you are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.

(b)

The Company shall make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with the Earned Deferred Units and, unless otherwise approved by the Company, the Company shall reduce the number of Shares otherwise deliverable to you with respect to your Earned Deferred Units by a number of Shares having a value approximately equal to the amount required to be withheld under the Company's policies and procedures or applicable law. The Company may, in its discretion, permit you to make other arrangements satisfactory to the Company to satisfy any applicable withholding tax liability arising from the Earned Deferred Units. Further, any dividend equivalents paid to you in respect of Earned Deferred Units pursuant to paragraph 4 above will be subject to tax withholding, as appropriate, as additional compensation.

(c)

In addition to the previous withholding requirements, any award under the Plan is also subject to all applicable withholding policies of the Company as may be in effect from time to time, at the sole discretion of the Company. Without limiting the generality of the foregoing, the Company expressly has the right to withhold or cause to be withheld (whether upon award determination, grant, vesting, or otherwise) any portion of an award (including without limitation any portion of any securities issuable in connection with the Earned Deferred Units) pursuant to any tax equalization or other plan or policy, as any such policies or plans may be in effect from time to time, irrespective of whether such withholding correlates to the applicable tax withholding requirement with respect to your award. Awards are further subject to any tax and other reporting requirement that may be applicable in any pertinent jurisdiction including any obligation to report awards (whether related to the granting or vesting thereof) to any taxing authority or other pertinent third party.

9.	Restrictions on Resale

Other than the restrictions referenced in paragraph 3, there are no restrictions imposed by the Plan on the resale of Shares acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the "Securities Act") and the rules and regulations of the Securities and Exchange Commission (the "SEC"), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be "affiliates" of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. These restrictions do not apply to persons who are not affiliates of the Company; provided, however, that all employees are subject to the Company's policies against insider trading, and restrictions on resale may be imposed by the Company from time-to-time as may be necessary under applicable law.

10.	Effect on Other Benefits

Income recognized by you as a result of the grant or vesting or distribution with respect to Earned Deferred Units, the payment of any dividend equivalents with respect to your vested Earned Deferred Units or the payment of any dividends with respect to your Shares acquired in accordance with the terms of this Appendix 1, will not be included in the formula for calculating benefits under the Company's retirement and disability plans.

11.	Code Section 409A Compliance

This Employee Contingent Deferred Unit Award is intended to comply with the provisions of Section 409A and, wherever possible, shall be interpreted as being so compliant therewith. No action taken to comply with Section 409A shall be deemed to impair a benefit under the Award Letter or this Appendix 1.

Your Award Letter, Appendix 1 and related documents, which can be found within the Transocean network at http://www.rigcentral.com/hqs/hr/comp_ben/bonus_plans/ltip.asp, contain the formal terms and conditions of your award.

Exhibit "A" to Employee Deferred Unit Award

A.	Total Shareholder Return

Total Shareholder Return ("TSR") through the Performance Cycle is based on the comparison of the average closing share price for the thirty (30) business days prior to start of the Performance Cycle and the average closing share price for the last thirty (30) business days in the Performance Cycle. The same calculation is conducted for the Company and each of the companies in the following group:

National-Oilwell Varco	Ensco
Noble	Diamond
Pride	Rowan
Nabors	Baker Hughes
Halliburton	Schlumberger
Weatherford	Smith

The companies are then ranked from best to worst in percent improvement/deterioration in share price, adjusted for dividends.

B.	Committee Methodology

Once the calculations and rankings are completed for TSR for the Performance Cycle, the number of deferred units that may become earned is determined based on Transocean's ordinal rank at the end of the Performance Cycle in accordance with the payout grid below.

C.	Example
Total Potential Deferred Unit Grant:		1050 deferred units (Maximum Award at Maximum Performance)
Target Award:		600 deferred units (Target Performance)
Performance Cycle:		01/01/09 – 12/31/11
Determination Date:		02/15/12
TSR Ranking:		8th of 13
Earned Percentage:		75% of Target Award
Earned Deferred Units:		450

NOTE:The Committee may in its sole discretion interpret the formula and revise the makeup of the peer group or modify the TSR calculation or application in response to merger, consolidation or divestiture activity amongst companies, available public reporting or other events actually or potentially affecting the performance measure(s) or peer groups. The Committee's determination of all matters in connection with the award will be final and binding.

Exhibit "A"

(continued)

PAYOUT GRID FOR CONTINGENT DEFERRED UNITS BASED ON

TSR PERFORMANCE RANKING

Rank	Performance Level	% of Target Award Earned (rounded to the nearest whole share)
1st		175%
2nd		175%
3rd	Maximum Performance	175%
4th		160%
5th		140%
6th		120%
7th	Target Performance	100%
8th		75%
9th		50%
10th	Threshold Performance	25%
11th		0%
12th		0%
13th		0%

HOU01:1102733.7	-10-